Exhibit 2.3

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made as of this 31st day of January 2005, by and among Gregg Investment Corporation, LLC, a Delaware limited liability company (“Investor”), GIC Corporation, an Indiana corporation (the “Merger Sub”), Gregg Appliances, Inc., an Indiana corporation (the “Company”), and Jerry W. Throgmartin, an individual residing in the State of Indiana, in his capacity as Sellers’ Representative. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Investor, Merger Sub, the Company and the Sellers are parties to that certain Agreement and Plan of Merger, dated as of October 19, 2004, as amended by that certain First Amendment To Agreement and Plan of Merger dated January 13, 2005 (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth therein; and

WHEREAS, the parties hereto desire to amend the Merger Agreement in accordance with Section 12.10 thereof.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments to Merger Agreement.

1.1 January 31, 2005 Calculation Date.

(a) Section 2.01(b) of the Merger Agreement is hereby amended to read in its entirety as follows: “(b) plus an amount equal to the Cash on January 31, 2005;”.

(b) Section 2.01(c) of the Merger Agreement is hereby amended to read in its entirety as follows: “(c) less the amount of Debt outstanding on January 31, 2005;”.

(c) The first sentence of Section 2.03(a) of the Merger Agreement is hereby amended to read in its entirety as follows:

No later than two (2) Business Days prior to the Closing, the Sellers’ Representative shall deliver to Investor a statement (the “Preliminary Working Capital Statement”) setting forth the Net Working Capital as of January 31, 2005.

(d) The first sentence of Section 2.03(b) of the Merger Agreement is hereby amended to read in its entirety as follows:

As soon as practicable after the Closing but no later than sixty (60) Business Days after the Closing Date, Investor shall deliver to the Sellers’ Representative a final calculation of the Net Working Capital as of January 31, 2005 (the “Final Working Capital Statement”).

(e) The first sentence of Section 2.03(c) of the Merger Agreement is hereby amended to read in its entirety as follows:

If the Sellers’ Representative disagrees with any item set forth on the Final Working Capital Statement or the calculation of Net Working Capital based thereon, the parties shall work together to resolve any such disagreements, including, but not limited to, providing each other with such financial information regarding the Company as of January 31, 2005 as each may reasonably request.

(f) A new Section 6.23 is hereby added to the Merger Agreement, which Section shall read in its entirety as follows:

Section 6.23. Restriction on Cash Disbursements. The Sellers covenant and agree with Investor and Merger Sub that they shall not, and shall cause the Company and each of its subsidiaries not to, make any disbursement of Cash from any bank account of the Company or any of its subsidiaries, except to pay ordinary course of business expenses consistent with past practice, during the period beginning on January 31, 2005 and continuing through the end of the Closing Date, and except for disbursements made on the Closing Date in connection with the Closing Payment, stock appreciation rights, the stock option held by Dennis L. May, Debt owed to National City Bank of Indiana, fees payable to KeyBanc Capital Markets or its Affiliates, fees payable to Freeman Spogli & Co. V, L.P., fees payable to the Escrow Agent and fees payable in connection with the debt financing described in the Wachovia Commitment Letter.

1.2 Delivery of Purchase Price Allocation.

(a) The final sentence of Section 2.04(a) of the Merger Agreement is hereby amended to read in its entirety as follows:

Investor shall prepare the final allocation in accordance with Schedule 2.04(a) as of January 31, 2005, which final allocation shall be delivered no later than fifteen (15) days after the Final Working Capital Statement has been deemed finalized, but in any event thirty (30) days prior to the date on which the Form 8023 referred to in Section 2.04(b) is required to be filed with the Internal Revenue Service. Sellers and Investor will execute and deliver the Form 8023 in connection with the 338(h)(10) election for federal income tax purposes contemplated by Section 2.04(b), as well as any other equivalent election for state tax purposes as soon as practicable after delivery thereof by Investor and in any event at least ten (10) days before the Form 8023 or such equivalent election is required to be filed.

(b) Section 3.03(h) and Section 3.04(d) of the Merger Agreement are hereby deleted in their entirety.

1.3 Termination of Stock Appreciation Rights and Stock Options.

(a) Section 2.01(e) of the Merger Agreement is hereby amended to read in its entirety as follows:

(e) less the amount of all cash payments paid, or payable, by the Company to (i) holders of stock appreciation rights set forth on Schedule 4.04 in connection with the exercise or termination of such stock appreciation rights, and (ii) Dennis L. May in connection with the termination of his stock option;

(b) Section 6.14 of the Merger Agreement is hereby amended to read in its entirety as follows:

Section 6.14. Termination of Options. All outstanding options to purchase securities of the Company shall be terminated concurrently with, or prior to, the Closing.

(c) Exhibit A to the Merger Agreement is hereby amended as follows: (i) the number set forth opposite Dennis L. May in the “Owned Shares” column shall read “45,000” instead of “90,000”, (b) the total of the “Owned Shares” column shall read “945,000” instead of “990,000”, and (c) the footnote at the bottom of Exhibit A is hereby deleted in its entirety.

(d) All references to “990,000” in paragraph B.2. of Article IV of the Articles of Merger attached to the Merger Agreement as Exhibit B are hereby amended to read “945,000”.

1.4 Additional Indemnification.

(a) The “or” immediately preceding clause (vi) of Section 10.02 of the Merger Agreement is hereby deleted and an additional clause is hereby added to the end of such Section, which clause shall read in its entirety as follows:

(vii) the failure of the Company to obtain the consent of Citicorp Leasing, Inc. listed as number 32 on Schedule 3.01(b), which shall no longer be a condition to Closing as provided in Section 3.01(b); provided, however, that Sellers’ indemnification obligations pursuant to this clause (vii) shall be subject to the Minimum Loss and Indemnification Cap limitations set forth in Section 10.06.

(b) An additional sentence is hereby added to the end of Section 10.02 of the Merger Agreement, which sentence shall read in its entirety as follows:

In addition, that certain e-mail of February 1, 2005 to Steven M. Humke from Richard J. Welch regarding certain ERISA matters is hereby incorporated by reference into this Section 10.02 as if fully set forth herein and Sellers agree to the indemnification obligations as set forth therein.

1.5 No Physical Inventory. Clause (ii) of the second sentence of Section 2.03(a) of the Merger Agreement and Clause (ii) of the second sentence of Section 2.03(b) of the Merger Agreement, each are hereby deleted in their entirety and the following clause (iii) in each such section shall be renumbered as clause (ii). Investor waives the requirement of a physical inventory in the determination of Net Working Capital.

1.6 Retained Shares. The definition of “Retained Shares” in Article XI of the Merger Agreement is hereby amended to read in its entirety as follows:

“Retained Shares” shall mean such number of Shares as shall equal the quotient of $27,786,100 divided by the Per Share Closing Payment, rounded to the nearest whole Share, with 55% of such Retained Shares being allocated to Jerry W. Throgmartin, 25% of such Retained Shares being allocated to Gregg William Throgmartin and 20% of such Retained Shares being allocated to Dennis L. May, in each case allocated to the nearest whole Share.”

1.7 Junior Subordinated Note. The final form of Junior Subordinated Note to be attached as Exhibit K to the Merger Agreement is attached as Exhibit A to this Amendment.

2. Advisory Services Agreement. The parties hereto acknowledge and agree that, notwithstanding the form attached as Exhibit J to the Merger Agreement, the Advisory Services Agreement between the Company and Freeman Spogli & Co V, L.P. (“FS”) shall be amended to reduce the one-time non-refundable fee payable to FS immediately following the Closing to $4,000,000 and to provide for a separate payment of $250,000 to be made directly to Peter M. Starrett upon his investment in Investor.

3. Reduce the one-time non-refundable fee payable to FS immediately following the Closing to $4,000,000 and to provide for a separate payment of $250,000 to be made directly to Peter M. Starrett upon his investment in Investor.

4. Miscellaneous.

4.1 Effect of Amendment. Except as otherwise expressly provided herein, the Merger Agreement shall remain unchanged and shall continue in full force and effect. From and after the date hereof, any references to the Merger Agreement shall be deemed to be references to the Merger Agreement as amended by this Amendment.

4.2 Successors and Assigns. The terms and conditions of this Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

4.3 Governing Law. This Amendment shall be interpreted and enforced in accordance with, and its validity and performance shall be governed by, the laws of the State of Delaware without regard to its laws regarding conflicts of laws.

4.4 Counterpart Execution. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

4.5 Facsimile Signatures. This Amendment may be executed by any party by delivery of a facsimile signature, which signature shall have the same force and effect as an original signature.

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IN WITNESS WHEREOF, the parties have duly executed this Second Amendment to Agreement and Plan of Merger as of the date first above written.

“INVESTOR”

GREGG INVESTMENT CORPORATION, LLC

By:	FS Equity Partners V, L.P.
Its:	Managing Member

	By:	FS Capital Partners V, LLC
	Its:	General Partner

		By:	/s/ John M. Roth
			Name:	John M. Roth
			Title:	Managing Member

“MERGER SUB”

GIC CORPORATION

		By:	/s/ John M. Roth
			Name:	John M. Roth
			Title:	Chief Executive Officer

“COMPANY”

GREGG APPLIANCES, INC.

		By:	/s/ Jerry W. Throgmartin
			Name:	Jerry W. Throgmartin
			Title:	Chairman and Chief
Executive Officer

“SELLERS”

		By:	/s/ Jerry W. Throgmartin
			Name:	Jerry W. Throgmartin
			Title:	Sellers’ Representative